Exhibit 99.1

NEWS MEDIA CONTACT:
Sears Holdings Public Relations
(847) 286-8371

FOR IMMEDIATE RELEASE:
August 3, 2015

SEARS HOLDINGS PROVIDES UPDATE
ON ANTICIPATED FINANCIAL PERFORMANCE;
ANNOUNCES CASH TENDER OFFER FOR UP TO $1 BILLION PRINCIPAL AMOUNT
OF ITS OUTSTANDING 6 5/8% SENIOR SECURED NOTES DUE 2018

HOFFMAN ESTATES, IL - Sears Holdings Corporation ("Holdings," "we," "us," "our," or the "Company") (Nasdaq: SHLD) today is providing an update on our second quarter performance, improved financial position and actions that enhance our liquidity and business operations.
In summary, Holdings:

•	Continued to enhance the performance of our business and expect a fourth consecutive quarter of improved Adjusted EBITDA;

•
Completed an amendment and extension of our $3.275 billion domestic credit facility with approximately $2.0 billion maturing in 2020 and the remaining approximately $1.3 billion of the existing credit facility in place until April of 2016. This represents a significant milestone and provides the Company with a credit facility consistent with our needs, given our reduced reliance on inventory as a source of financing;

•
Substantially completed the capital structure adjustments we laid out in August 2014, including the domestic credit facility extension and the formation of Seritage Growth Properties ("Seritage"), a recently formed independent publicly traded real estate investment trust ("REIT"), and realized $3.0 billion of proceeds from these REIT-related transactions, including the previously announced joint ventures with three leading mall owners and operators; and

•
At the end of the quarter, we expect approximately $1.2 billion in availability under our domestic credit facility and $1.8 billion in cash compared to $0.2 billion and $0.6 billion, respectively, in the prior year.

Estimated Second Quarter Performance
We currently expect to experience a fourth consecutive quarter of improved Adjusted EBITDA compared to the prior year period. We expect that, based on our current forecast, which excludes certain significant items as set forth below, our second quarter Adjusted EBITDA will range between $(189) million and $(249) million, before an additional $26 million in rent expense resulting from (i) the recent transaction with Seritage and (ii) joint ventures entered into with General Growth Properties, Inc., Simon Property Group and The Macerich Company, as compared to domestic Adjusted EBITDA of $(298) million in the second quarter of the prior year. We have provided a domestic Adjusted EBITDA reconciliation below.
In addition, we expect to report a significant gain in the second quarter due to the sale of assets to Seritage, which will also trigger a significant tax benefit that would be realized on the deferred taxes related to indefinite-life assets related to the property sold to the REIT. We currently expect the gain to be approximately $1.4 billion, of which approximately $510 million will be reported in the second quarter of 2015 and the balance of approximately $900 million will be deferred and recognized over the term of the leases, and a tax benefit of approximately $240 million. We expect our reported net income attributable to Holdings' shareholders for the quarter ending August 1, 2015 will range between approximately $155 million and $205 million, or between $1.46 and $1.92 income per diluted share, including the aforementioned gain and tax benefit, but excluding any final accounting adjustments for the quarter.
Comparable store sales for the quarter-to-date ("QTD") and year-to-date ("YTD") periods ended July 25, 2015 for its Sears Domestic and Kmart stores are as follows:

	QTD	YTD
Kmart	-6.9%	-7.0%
Sears Domestic	-13.9%	-14.2%
Total	-10.6%	-10.7%

Total comparable store sales for the QTD declined 10.6%, comprised of decreases of 6.9% at Kmart and 13.9% at Sears Domestic. Excluding the impact of the consumer electronics business, a business we are altering to meet the changing needs of our members, total comparable store sales would have declined 9.1%, comprised of decreases of 5.4% and 12.5% at Kmart and Sears Domestic, respectively.
Financial Position and Actions To Improve Liquidity
On July 7, 2015, the Company completed its rights offering and sale-leaseback transaction with Seritage. As part of the transaction, Holdings sold 235 real properties to Seritage along with Holdings' 50% interest in joint ventures with each of General Growth Properties, Inc., Simon Property Group and The Macerich Company, which together hold an additional 31 properties. Holdings received aggregate gross proceeds from the transaction of $2.7 billion. The properties currently operated as Sears- and Kmart-branded stores were then leased back to Holdings.
At the end of the quarter, we expect total cash and revolver availability of approximately $3.0 billion composed of approximately $1.8 billion in cash plus availability under our domestic credit facility of $1.2 billion. Usage at the end of our second quarter under our $3.275 billion domestic credit facility is expected to be approximately $657 million, consisting entirely of letters of credit outstanding, versus last year's total usage of $2.0 billion, consisting of $1.4 billion of borrowings and letters of credit outstanding of $646 million.
With the completion of the amendment and extension of the domestic credit facility and the REIT transaction, we have substantially enhanced our financial flexibility and achieved our objective of reducing our reliance on inventory as a source of financing. We intend to continue taking significant actions to alter our capital structure, as circumstances allow, to position Holdings for success and profitability, which could include further reductions in debt or changes in the composition of our debt.
If the tender offer referred to below is not fully subscribed, unused amounts will be available to purchase additional debt securities at the Company's discretion. We would recognize a $66 million reduction in our annual cash interest expense if the maximum amount of notes is tendered in the offer referred to below.
Consistent with our objective to enhance the financial flexibility of our capital structure, we intend to continue our focus on executing our transformation from a traditional store network-based retail business model to an asset-light, member-centric retailer.
Tender Offer for Outstanding 6 5/8% Senior Secured Notes due 2018
The Company also announced today that it has commenced a tender offer (the "Offer") to purchase for cash up to $1,000,000,000 principal amount of its outstanding 6 5/8% Senior Secured Notes Due 2018 (the "Notes"). The aggregate principal amount of Notes currently outstanding is $1,238,000,000. The terms and conditions of the Offer are set forth in an Offer to Purchase (the "Offer to Purchase") and related Letter of Transmittal (the "Letter of Transmittal"), each dated August 3, 2015. Holders of Notes are urged to read the Offer to Purchase and Letter of Transmittal carefully before making any decision with respect to the Offer.
The Offer is scheduled to expire at 11:59 p.m., New York City time, on August 28, 2015, unless the Offer is earlier terminated or extended by the Company in its sole discretion (such date and time, as the same may be extended, the "Expiration Time"). Holders of the Notes must validly tender (and not withdraw) their Notes at or prior to 5:00 p.m., New York City time, on August 14, 2015, unless extended by the Company (such date and time, as the same may be extended, the "Early Tender Date"), to be eligible to receive the Total Consideration (as defined below). Tenders of Notes may be validly withdrawn at any time at or prior to 5:00 p.m., New York City time, on August 14, 2015, unless extended by the Company. After such time, Notes may not be validly withdrawn except as otherwise provided in the Offer to Purchase or as required by law.
The consideration paid in the Offer to each holder of tendering Notes will be determined in the manner described in the Offer to Purchase. Holders who validly tender and do not validly withdraw Notes at or prior to the Early Tender Date will receive the "Total Consideration" of $990 per $1,000 principal amount of Notes that are validly tendered and accepted for purchase, which includes an early tender payment of $30 per $1,000 principal amount of Notes validly tendered and accepted for purchase (the "Early Tender Premium"). Holders who validly tender and do not validly withdraw Notes after the Early Tender Date but at or prior to the Expiration Date will receive the Total Consideration minus the Early Tender Premium per $1,000 principal amount of Notes validly tendered and accepted for purchase. In addition, in each case holders who tender and do not validly withdraw Notes will receive accrued and unpaid interest on such Notes accepted for purchase up to, but excluding, the applicable settlement date.
The amount of Notes purchased in the Offer will be determined in accordance with the tender cap of $1,000,000,000 principal amount and as described in the Offer to Purchase and Letter of Transmittal. If holders validly tender Notes in an aggregate principal amount in excess of the tender cap, the Company will only accept the tender cap, subject to proration as described in the Offer to Purchase. The Company will fund purchases of Notes pursuant to the Offer with cash on hand.
Notes validly tendered and not validly withdrawn at or prior to the Early Tender Date are expected to settle on August 17, 2015. Notes validly tendered and not validly withdrawn after the Early Tender Date, and at or prior to the Expiration Time, are expected to settle on August 31, 2015. Consummation of the Offer, and payment for the tendered Notes, is subject to the satisfaction or waiver of certain conditions described in the Offer to Purchase. The Company’s acceptance of and payment for Notes tendered is not conditioned upon any minimum level of participation.
Jefferies LLC (the "Dealer Manager") is serving as Dealer Manager for the Offer. Questions regarding the Offer may be directed to the Dealer Manager at (877) 877-0696 (toll free) or (212) 284-2435 (collect). Requests for the Offer to Purchase or the Letter of Transmittal or the documents incorporated by reference therein may be directed to D.F. King & Co., Inc., which is acting as the Tender Agent and Information Agent ("Tender and Information Agent") for the Offer, at the following telephone numbers: banks and brokers, (212) 269-5550; all others, toll free at (800) 330-5136. Offer materials are available at the following Web site address:  www.dfking.com/sears.
This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such offer, solicitation, or sale would be unlawful. The Offer is being made solely pursuant to the terms and conditions set forth in the Offer to Purchase and the Letter of Transmittal. None of the Company, the Company's Board of Directors, the Dealer Manager, the Tender and Information Agent, the trustee under the indenture governing the Notes or any of their respective affiliates is making any recommendation as to whether holders should tender their Notes.
Second Quarter Earnings Release
The Company currently plans to release financial results for its fiscal 2015 second quarter and YTD on or about August 20, 2015, before the market opens.
Adjusted EBITDA Reconciliation
In addition to our net income from continuing operations attributable to Sears Holdings' shareholders determined in accordance with Generally Accepted Accounting Principles ("GAAP"), for purposes of evaluating operating performance, we use Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA"). The table set forth below provides a reconciliation of GAAP numbers to Adjusted EBITDA. We believe that our use of Adjusted EBITDA provides an appropriate measure for investors to use in assessing our performance across periods, given that these measures provide adjustments for certain significant items, which may vary significantly from period to period, improving the comparability of year-to-year results and is therefore representative of our ongoing performance. Therefore, we have adjusted our results for them to make our statements more useful and comparable. However, we do not, and do not recommend that you, solely use Adjusted EBITDA to assess our financial performance.

millions	Range

• expected net income attributable to Holdings' shareholders	$205	$155
• plus domestic pension settlements and expense not included in Adjusted EBITDA	77	77
• plus income statement line items not included in EBITDA consisting of income taxes, interest expense, interest and investment income (loss), other income, depreciation expense and gain on sales of assets	(497)	(507)
Adjusted EBITDA	(215)	(275)
REIT/JV Rent	26	26
Adjusted EBITDA excluding REIT/JV Rent	$(189)	$(249)
Forward-Looking Statements
Results are unaudited. This press release contains forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about our transformation through our integrated retail strategy, our plans to redeploy and reconfigure our assets, our liquidity, our ability to exercise financial flexibility as we meet our obligations and pursue possible strategic transactions, statements about the Offer, the terms of the Offer, the dates on which actions relating to the Offer are expected to occur and other statements that describe the Company's plans. Whenever used, words such as "will," "expect," and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements, including these, are based on the current beliefs and expectations of our management and are subject to significant risks, assumptions and uncertainties, many of which are beyond the Company's control, that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These include, but are not limited to, risks and uncertainties relating to the ABL transaction and the sale-leaseback/REIT transaction, such as the impact of the evaluation and/or completion of such transactions on our other businesses, and risks and uncertainties relating to the Offer, such as the timing and certainty of the completion of that transaction and the operational and financial profile of the Company or any of its businesses after giving effect to it. There can be no assurance that any of these efforts will be successful. Detailed descriptions of other risks relating to Sears Holdings are discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.
About Sears Holdings Corporation
Sears Holdings Corporation (NASDAQ: SHLD) is a leading integrated retailer focused on seamlessly connecting the digital and physical shopping experiences to serve our members - wherever, whenever and however they want to shop. Sears Holdings is home to Shop Your Way®, a social shopping platform offering members rewards for shopping at Sears and Kmart as well as with other retail partners across categories important to them. The Company operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation, with full-line and specialty retail stores across the United States. For more information, visit www.searsholdings.co

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